AMENDMENT NO. 2 TO CUSTODY AGREEMENT

This Amendment No. 2 to the Custody Agreement, dated as of July 31, 2002, and as amended by Amendment No. 1 thereto, dated as of June 16, 2003 (as so amended, the “Custody Agreement”), between AIP Alternative Strategies Fund (“AIP”) and Custodial Trust Company (“CTC”) is made as of this ___th day of April, 2006.

WHEREAS, the parties have previously entered into the Custody Agreement, pursuant to which AIP has been acting with respect to its portfolio, the Alpha Hedged Strategies Fund (formerly Alpha Strategies I Fund);

WHEREAS, AIP will also act with respect to an additional portfolio, the Beta Hedged Strategies Fund;

WHEREAS, the parties hereto desire to supplement Exhibit A of said Custody Agreement.

NOW, THEREFORE, in accordance with Section 17.5 of the Custody Agreement, the parties hereto hereby agree as follows:

1. Amendment to Exhibit A. Exhibit A is deleted in its entirety and replaced with new Exhibit A attached hereto. Furthermore, said Exhibit A may be supplemented or revised at any time as agreed by the parties hereto in writing.

2. Continuing Effect of Loan Agreement. Except as expressly modified hereby the provisions of the Custody Agreement are and shall remain in full force and effect.

3. GOVERNING LAW. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(signature page follows)

IN WITNESS WHEREOF, the parties have set their hands and as of this ____th day of April 2006.

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/Lee Schultheis
Name: Lee Schultheis
Title: President

CUSTODIAL TRUST COMPANY

By: /s/Ben J. Szwalbenest
Name: Ben J. Szwalbenest
Title: President